EXHIBIT 23.1


                      Consent of Independent Auditors



     We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 33-27009) dated February 28, 1989 pertaining to the 1989 Stock Option Plan of Pentech International, Inc. ("Pentech"); (ii) the Registration Statement (Form S-8 No. 33-67802) dated August 23, 1993 pertaining to the 1993 Stock Option Plan of Pentech and (iii) the Registration Statement (Form S-8, No. 333-30595) dated July 2, 1997 pertaining to the 1995 Stock Option Plan of Pentech, of our report dated December 21, 1998 (except for Notes 3(b) and 13 as to which the date is January 11, 1999) with respect to the consolidated financial statements and schedule of Pentech International, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 1998.

                                        ERNST & YOUNG LLP



                                        By:/s/Ernst & Young LLP


MetroPark, New Jersey
January 11, 1999